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EXHIBIT 99B6

COMBINED BALANCE SHEETS                          U S WEST MEDIA GROUP
(UNAUDITED)                               September 30, December 31,
In millions                                    1997          1996
---------------------------------------   ------------  ------------
ASSETS
Current assets:
 Cash and cash equivalents                 $       63    $      121
 Accounts and notes receivable                    533           508
 Deferred directory costs                         250           259
 Marketable securities                             -             58
 Other assets                                     177           193
                                          ------------  ------------
   Total current assets                         1,023         1,139
                                          ------------  ------------

Property, plant and equipment - net             4,762         4,275
Investment in Time Warner Entertainment         2,483         2,477
Net investment in international ventures        1,370         1,548
Intangible assets - net                        12,327        12,595
Net investment in assets held for sale            410           409
Other assets                                    1,372         1,618
                                          ------------  ------------
   Total assets                           $    23,747    $   24,061
                                          ============  ============
LIABILITIES AND EQUITY
Current liabilities:
 Short-term debt                          $     1,560    $      217
 Due to Continental shareholders                   -          1,150
 Accounts payable                                 347           425
 Deferred revenue and customer deposits           126           129
 Other payables                                   890           795
                                          ------------  ------------
   Total current liabilities                    2,923         2,716
                                          ------------  ------------
Long-term debt                                  8,398         8,636
Deferred income taxes                           3,553         3,600
Deferred credits and other                        412           346
Company-obligated mandatorily redeemable
 preferred securities of subsidiary
 trust holding solely Company-guaranteed
 debentures                                     1,080         1,080
Preferred stock subject to
 mandatory redemption                             100            51

Media Group equity                              7,353         7,723
Company LESOP guarantee                           (72)          (91)
                                          ------------  ------------
  Total equity                                  7,281         7,632
                                          ------------  ------------
   Total liabilities and equity           $    23,747    $   24,061
                                          ============  ============
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